EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Ryan Mahoney Lois Paul & Partners 781-782-5830 Ryan_Mahoney@lpp.com

Manhattan Associates Appoints Pete Sinisgalli
as President and Chief Operating Officer

ATLANTA — February 26, 2004 — Manhattan Associates®, Inc. (Nasdaq: MANH), the global leader in providing supply chain execution (SCE) solutions, today announced that it has appointed Pete Sinisgalli to the post of President and COO, effective April 12, 2004. On that date, Richard Haddrill, currently president and CEO, will vacate the President position. Mr. Sinisgalli’s appointment is part of an executive succession plan that calls for Mr. Sinisgalli to assume the position of President and CEO on July 1, 2004, at which time Mr. Haddrill will assume the position of Vice Chairman of the Board of Directors.

“Pete Sinisgalli is an outstanding leader with a proven track record who shares our vision for the future and fits perfectly with the culture and values that have been instrumental in our success,” said Richard Haddrill, president and CEO at Manhattan Associates. “The company is in the strongest position that it has ever been in, making this the right time to augment our outstanding executive management team and hand over the stewardship of Manhattan Associates to someone who we think is the right person to drive it to the long-term goals that we have set.”

Mr. Sinisgalli joins Manhattan Associates from privately held third-party fulfillment provider NewRoads Inc., where he was president and CEO. In that capacity, Mr. Sinisgalli was charged with building a dominant market leader by driving significant improvements in innovation, quality and efficiency. Before NewRoads, Mr. Sinisgalli was president and COO of publicly listed CheckFree Corporation, where he oversaw tremendous revenue and profit growth while successfully integrating several acquisitions.

“Manhattan Associates accomplishments speak for themselves, as does the enthusiasm and dedication of its seasoned executive team,” said Pete Sinisgalli. “The company is the preeminent provider of supply chain execution solutions and is on the cutting edge of many exciting technologies. I look forward to working closely with Dick Haddrill to build on the success that he and the executive team have brought to Manhattan Associates.”

About Manhattan Associates

     Manhattan Associates, Inc. is the global leader in providing supply chain execution solutions. We enable operational excellence through our warehousing and distribution, transportation and trading partner management applications. These integrated solutions leverage state-of-the-art technologies, innovative practices and our domain expertise to enhance performance, profitability and competitive advantage. Manhattan Associates has licensed more than 940 customers representing more than 1,400 facilities worldwide, which include some of the world’s leading manufacturers, distributors and retailers. For more information about Manhattan Associates, visit www.manh.com.